PURCHASE AND ASSUMPTION AGREEMENT
by and between
HOMEBRIDGE FINANCIAL SERVICES, INC.,
A New Jersey corporation
and
HOMESTREET BANK,
a Washington state-chartered bank

Dated as of April 4, 2019

Section 10.11	Public Announcements	47
Section 10.12	Waiver of Jury Trial	47
Section 10.13	Schedules	48

Exhibits:

Exhibit A-1a - Wireless Equipment
Exhibit A-1b - Circuits
Exhibit A-2 - Employee Computers
Exhibits A-3a & A-3b - Fixed Assets
Exhibit A-4a - Postage Equipment
Exhibit A-4b - Printers
Exhibit A-5 - HomeStreet Offices
Exhibit B - Lien Documentation
Exhibit C - Form of Bill of Sale
Exhibit D - Form of Lease Assignment and Assumption Agreement
Exhibit E - Sample Net Book Value Calculation
Exhibit F - Terms to Correspondent Loan Purchase Agreement
Exhibit G - Terms to Transition Services Agreement
Exhibit H - Non-Licensed Employee Operations Mapping
Exhibit I - Viability Threshold by HomeStreet Office
Exhibit J - Borrower Data Terms
Exhibit K - Primary Region
Exhibit L - Employee Computer Transfer Terms

Schedules:

Schedule 3.2 - (Required Consents)
Schedule 3.3(b) - (Offered Employee Matters)
Schedule 3.6(a) - (Leases)
Schedule 3.7 - (Unaudited Financial Information)
Schedule 3.10(b) - (Employee Benefit Plans)
Schedule 3.11(a) - (Terminated Employees)
Schedule 3.11(b)(i) - (Compliance with Laws with respect to Offered Employees)
Schedule 3.11(b)(ii) - (Offered Employees on Leave)
Schedule 3.11(c) - (Labor Matters)
Schedule 3.11(d) - (Liability for Misclassified Individuals)
Schedule 3.11(e) - (Severance Agreements)
Schedule 3.14 - (Unlocked Pipeline Loans)
Schedule 4.2 - (Purchaser’s Approvals)
Schedule 5.2(b) - (Applicable Vendors)
Schedule 5.4 - Non-Listed Employees
Schedule 6.1(a) - (Offered Employees)
Schedule 10.1(a) - (Key Employees)
Schedule 10.1(b) - Reserved

PURCHASE AND ASSUMPTION AGREEMENT
THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2019 (“Effective Date”), by and between HomeBridge Financial Services, Inc., a New Jersey corporation (“Purchaser”) and HomeStreet Bank, a Washington state-chartered bank (“Seller”).
WHEREAS, Seller is a commercial bank which, among other lines of business, has been engaged in the business of originating, servicing, and selling residential first mortgage loans; and
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets of Seller related to the retail residential mortgage lending business at the HomeStreet Offices (the “Business”) for the consideration and on the terms set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.1    Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, at the applicable Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept, the Acquired Assets, free and clear of all Liens, except for the Permitted Liens, being transferred at such Closing in exchange for the proportionate amount of the Purchase Price related to such Acquired Assets. Notwithstanding anything to the contrary contained in this Agreement, at each Closing, (i) Purchaser shall purchase only Acquired Assets located at the Financially Viable HomeStreet Offices, and (ii) hire only (x) such Loan Officers working in, or that can be transferred to, a Financially Viable HomeStreet Office acquired at such Closing, and (y) employees that are not License Required Employees sufficient to support the Financially Viable HomeStreet Offices acquired at such Closing and the Loan Officers hired at such Closing as more specifically detailed on Exhibit H hereto. Notwithstanding anything to the contrary, the Parties hereto hereby acknowledge and agree that the provisions of this Section 1.1 shall not apply to, and shall not require Seller to convey, transfer, assign, or deliver to Purchaser any of its interest in any Excluded Assets. For the avoidance of doubt, nothing contained in this Agreement shall require the Seller to sell, assign, transfer, convey or deliver, or Purchaser to accept or pay for, any Acquired Assets to the extent such Acquired Assets are located at any HomeStreet Office that is not Financially Viable at the Initial Closing or the Second Closing, as applicable.

Section 1.2    Assumption of Liabilities. In consideration for the purchase, assignment, and transfer of the Acquired Assets, Purchaser shall assume and become responsible for the timely payment, performance and satisfaction of the Liabilities (i) of Seller arising in connection with the assigned Leases, in each case, solely with respect to those Liabilities arising from and after the Initial Closing Date or the Second Closing Date, if any, and (ii) pursuant to the Purchaser Equipment Contracts (collectively, the “Assumed Liabilities”). Notwithstanding anything to the contrary contained in this Agreement, at each Closing, Purchaser shall only assume the Assumed Liabilities relating to, arising out of or in connection with the Acquired Assets acquired at such Closing.

Section 1.3    Excluded Liabilities For the avoidance of doubt, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not accept, assume, or be responsible for, any Excluded Liability. Seller hereby irrevocably waives and releases, and have caused their Affiliates to waive and release, Purchaser from all such Excluded Liabilities, and Seller shall retain and be responsible for, and shall pay or otherwise discharge when due, all Excluded Liabilities.

ARTICLE 2
CLOSING

Section 2.1    Initial Closing and Second Closing.

(a)Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 (other than conditions which by their nature can only be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof at the Initial Closing) and subject to the terms and conditions of this Agreement, the initial closing of the Transactions (the “Initial Closing”), shall take place at the offices of Zukerman Gore Brandeis & Crossman, LLP, located at Eleven Times Square, 15th Floor, New York, New York 10036, or by electronic transfer of executed counterparts, at 12:01 a.m., New York City time, on May 17, 2019 (or the next available date when the conditions set forth in Section 7.1 have been satisfied or waived) or at such other time, date, place, or method as the Parties may mutually agree upon in writing. The date on which the Initial Closing is to occur is herein referred to as the “Initial Closing Date.”

(b)If all of the Acquired Assets are not acquired by Purchaser on the Initial Closing, subject to the satisfaction or waiver of the conditions set forth in Section 7.2 (other than conditions which by their nature can only be satisfied at the Second Closing, but subject to the satisfaction or waiver thereof at the Second Closing) and subject to the terms and conditions of this Agreement, one subsequent closing (the “Second Closing”) shall take place at the offices of Zukerman Gore Brandeis & Crossman, LLP, located at Eleven Times Square, 15th Floor, New York, New York 10036, or by electronic transfer of executed counterparts, at 12:01 a.m., New York City time, on June 14, 2019 (or the next available date when the conditions set forth in Section 7.2 have been satisfied or waived) or at such other time, date, place, or method as the Parties may mutually agree upon in writing. The date on which the Second Closing is to occur is herein referred to as a “Second Closing Date.”

Section 2.2    Closing Deliverables.

(a)    At the applicable Closing, Seller shall deliver to Purchaser the following items insofar as they relate to the Acquired Assets and Assumed Liabilities being transferred in connection with such Closing:

(i)a Bill of Sale, duly executed by Seller;

(ii)the Lease Assignment and Assumption Agreement(s), duly executed by Seller, for HomeStreet Offices for which: (A) Seller is fully released vis-à-vis the Landlord from Liabilities accruing and arising from and after the applicable Closing (either by the terms of the Lease or by agreement with the Landlord), or (B) any of Seller’s Liabilities remaining under the assigned Leases accruing and arising after the applicable Closing vis-à-vis the Landlord are limited to the remaining portion of the current term;

(iii)the Sublease Agreements, duly executed by Seller;

(iv)the Correspondent Loan Purchase Agreement, duly executed by Seller (it being agreed that the Parties shall only be required to deliver the Correspondent Loan Purchase Agreement on the Initial Closing Date);

(v)copies of all Required Consents (including agreements of each of the landlords under each respective Lease);

(vi)a FIRPTA certificate, duly executed and acknowledged by an officer of Seller under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-(2)(b)(2), including (A) Seller’s name, address, and U.S. employer identification number and (B) certification that Seller is not a “foreign person,” provided that such certificate is not also required to be provided in respect of the Second Closing;

(vii)the Transition Services Agreement, duly executed by Seller (it being agreed that the Parties shall only be required to deliver a single Transition Services Agreement on the Initial Closing Date, which Transition Services Agreement shall apply by its terms to all of the Transactions);

(viii)Employment Agreements for each of the applicable Key Employees, duly executed by the applicable Key Employee;

(ix)certified copies of the resolutions of the board of directors of Seller authorizing the Transactions and the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller, together with incumbency certificates with respect to officers of Seller executing documents or instruments on behalf of Seller; and

(x)a Seller Closing Certificate.

(b)    At the applicable Closing, Purchaser shall deliver to Seller the following items insofar as they relate to the Acquired Assets and Assumed Liabilities being transferred at such Closing:

(i)    the Purchase Price in accordance with Section 2.3;

(ii)    the Bill of Sale, duly executed by Purchaser;

(iii)    the Lease Assignment and Assumption Agreements, duly executed by Purchaser;

(iv)    the Sublease Agreements, duly executed by Purchaser;

(v)    the Transition Services Agreement, duly executed by Purchaser (it being agreed that the Parties shall only be required to deliver a single Transition Services Agreement on the Initial Closing Date, which Transition Services Agreement shall apply by its terms to all of the Transactions);

(vi)    the Correspondent Loan Purchase Agreement, duly executed by Purchaser Seller (it being agreed that the Parties shall only be required to deliver the Correspondent Loan Purchase Agreement on the Initial Closing Date);

(vii)    Employment Agreements for each of the applicable Key Employees, duly executed by Purchaser; and

(viii)    the Retention Bonus Agreements for each of applicable Offered Employee pursuant to Section 5.14(b), duly executed by the applicable Offered Employees and Purchaser;

(ix)    certified copies of the resolutions of the board of directors of Purchaser authorizing the Transactions and the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, together with incumbency certificates with respect to officers of Purchaser executing documents or instruments on behalf of Purchaser.

Section 2.3    Payment of Purchase Price.

(a)    In full consideration for the Acquired Assets, Purchaser shall pay to Seller an amount equal to (a) the Base Purchase Price, plus (b) One Million Dollars ($1,000,000.00) (the “Premium”), minus, (c) the amount of any retention payments that Purchaser has committed to pay pursuant to and in accordance with Purchaser Retention Agreements executed by Purchaser and the applicable Offered Employees transferring to Purchaser as of such Closing Date in excess of $4,000,000.00 in the aggregate (such reduction, the “Retention Reduction to Purchase Price”), plus (d) if earned pursuant to Section 5.15, the Deferred Purchase Price Payment. The Base Purchase Price together with the Premium, as so reduced by the  Retention Reduction to Purchase Price, and increased, if at all, by the Deferred Purchase Price Payment, shall be referred to as the “Purchase Price”.  In the event that all or any portion of the Retention Reduction to Purchase Price is allocable to the Second Closing, and application of such Retention Reduction to Purchase Price to the remaining Base Amount allocable to such Second Closing would result in a negative number, the Seller shall pay to Purchaser at the Second Closing by wire transfer of immediately available funds the amount by which the Retention Reduction to Purchase Price allocable to such Second Closing exceeds the allocable portion of Base Purchase Price that would otherwise be payable by Purchaser at the Second Closing.

(b)    The Parties acknowledge and agree that the Transactions may be consummated in two separate Closings, and accordingly if there are multiple Closings, Purchaser shall pay to Seller installments of the Base Purchase Price, as allocated among the HomeStreet Offices transferred in such Closing; provided that the Premium shall be payable in full at the Initial Closing, subject only to reduction pursuant to a Retention Reduction to Purchase Price. If there is a single Closing on the Initial Closing Date pertaining to all of the Acquired Assets and Assumed Liabilities, Purchaser shall pay the entire amount of the Purchase Price, other than the Deferred Purchase Price Payment, to Seller. The payment(s) of the Base Purchase Price (as allocated and, potentially, in installments) shall be paid in cash, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller at least two (2) Business Days’ prior to the applicable Closing Date based on the amounts allocated to the assets in each transferring HomeStreet Office as set forth in Exhibits A-2, A-3a and A-3b, taking into account depreciation reflected in the Net Book Value. For the avoidance of doubt, all applicable Acquired Assets located at, or associated with, a HomeStreet Office shall transfer on the Closing Date applicable to such HomeStreet Office, other than Employee Computers assigned to Offered Employees that do not become Hired Employees on such Closing Date.

Section 2.4    Purchase Price Allocation.

(a)    On or prior to the Second Closing Date or, if none, the Initial Closing Date, as the case may be, Purchaser shall prepare and deliver to Seller a statement (together with all supporting documentation) setting forth the allocation of the sum of the aggregate Purchase Price paid at the Initial Closing and Second Closing, if any, plus any other amounts as required by applicable Tax Law transferred or deemed transferred to Seller among the Acquired Assets (the “Allocation Schedule”), which allocation shall be made in accordance with Section 1060 of the Code and any applicable Treasury Regulations. If Seller does not object to the Allocation Schedule within 30 days of Seller’s receipt of the Allocation Schedule, the Allocation

Schedule will become final and binding upon Purchaser and Seller (the “Final Allocation Schedule”). If Seller objects in writing within such 30-day period to any item in the Allocation Schedule, Seller and Purchaser will negotiate in good faith to resolve the dispute (in which case, the agreed-upon Allocation Schedule shall be the “Final Allocation Schedule”). If they cannot resolve the dispute within 15 days, Seller and Purchaser will engage a nationally recognized independent accounting firm mutually agreed upon by Purchaser and Seller, or if such firm cannot or will not act in such capacity, such other firm mutually acceptable to Purchaser and Seller (the “Independent Accountant”). As promptly as practicable thereafter, but in any event within 30 days of engaging the Independent Accountant, Purchaser and Seller will each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of the dispute to the Independent Accountant. As soon as practicable thereafter, but in any event within 30 days of the submission of each such Party’s presentation to the Independent Accountant, Purchaser and Seller will cause the Independent Accountant to choose one of such Parties’ positions or a compromise position determined by the Independent Accountant based solely upon the presentations by Purchaser and Seller (in which case, the determination of the Independent Accountant shall be considered the “Final Allocation Schedule”). Purchaser and Seller will share the expenses of the Independent Accountant equally. All determinations made by the Independent Accountant will be final, binding and conclusive upon Purchaser and Seller.
(b)    Purchaser and Seller shall report the Transactions (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the Final Allocation Schedule. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Schedule.
(c)    Purchaser, on the one hand, and Seller, on the other hand, each agrees not to take any position inconsistent with the Final Allocation Schedule on any Tax Returns, unless required by a final determination as defined in Section 1313 of the Code or with the consent of the other Party. Purchaser, on the one hand, and Seller, on the other hand, each agrees to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation Schedule or an Updated Final Allocation Schedule.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to any exceptions noted in the Schedules delivered corresponding to the applicable section of this Article 3, Seller represents and warrants to Purchaser as of the Effective Date and as of the Initial Closing Date and the Second Closing Date, if any, as applicable, as follows:
Section 3.1    Organization; Authority.

(a)    Seller is a Washington state-chartered bank duly organized and validly existing under the laws of the State of Washington, with full power and authority to conduct the Business at the HomeStreet Offices as it is now being conducted, to own or use its properties and assets, and to perform all of its obligations under the Seller Equipment Contracts. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to be material to the Acquired Assets (taken as a whole) or the Business.

(b)    Seller has the full power and authority to execute, deliver and perform fully its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms; except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (collectively, “Bankruptcy and Equity Exceptions”). When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms; except as may be limited by Bankruptcy and Equity Exceptions.

Section 3.2    No Conflicts; Required Consents.

(a)    The execution, delivery and performance by Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the Constituent Documents of Seller; (b) violate or conflict with any Law applicable to Seller or the Acquired Assets; or (c) assuming receipt of the Required Consents, materially conflict with, or result in (with or without notice or lapse of time or both) any material violation of, or material default under, or give rise to a right of termination, acceleration or adverse modification of any obligation or loss of any material benefit under, any Seller Equipment Contract.

(b)    Except as set forth on Schedule 3.2 (collectively, the “Required Consents”), no additional consent, approval, waiver, License, Order, permit, qualification, exemption, termination right or waiver, or authorization is required to be obtained by Seller from, or notice is required to be provided by Seller to, any Person (including, without limitation, any Governmental Authority) in connection with the execution, delivery and performance by Seller of this Agreement, the Transaction Documents, and the consummation of the Transactions.

Section 3.3    Title to Acquired Assets; Absence of Certain Changes or Events.

(a)    Seller owns and has good, valid, and marketable title to the Acquired Assets, free and clear of all Liens, except for the Permitted Liens. Seller has the right to freely transfer the Acquired Assets to Purchaser pursuant to this Agreement, pending receipt of any Required Consents. At each Closing, Purchaser will obtain good and valid title to the Acquired Assets free and clear of all Liens other than Permitted Liens. The Fixed Assets are in good operating condition (normal wear and tear excepted).

(b)    Since January 1, 2018, and other than in the ordinary course of business consistent with past practice or pursuant to an Employee Benefit Plan, except as set forth on Schedule 3.3(b), there has not been, with respect to any Offered Employees:

(i)    except as otherwise contemplated by this Agreement, grant of any bonuses (including stay bonuses), whether monetary or otherwise, or increase in any wages, salary, commissions, severance, termination payments, pension or other compensation or benefits, or action to accelerate the vesting or payment of any compensation or benefits, other than normal wage increases for employees made in the ordinary course of business, consistent with past practice, or as provided for in any written agreements or required by applicable Law;

(ii)    except as otherwise contemplated by this Agreement, adoption, modification or termination of any: (A) employment, severance, retention, compensation guarantee or other agreement, (B) Employee Benefit Plan, or (C) collective bargaining or other agreement with a union, in each case whether written or oral;

(iii)    labor strike, slowdown or work stoppage, material labor grievance, organized labor dispute, collective bargaining negotiations, or any effort by any labor organization to organize;

(iv)    loan to (or forgiveness of any loan to), or entry into any other transaction with, any Offered Employee, other than loans made in the ordinary course of Seller’s business, consistent with past practice, on terms no less favorable to Seller than loans made to other employees of Seller; or

(v)    commitment or agreement to take any of the foregoing actions.

Section 3.4    Condition and Sufficiency of Fixed Assets. The Fixed Assets are in good operating condition and are adequate for the uses to which they are being put by Seller as of the applicable Closing, in each case, ordinary wear and tear excepted. The Fixed Assets are sufficient for the purpose for which they were intended to be used by Seller prior to such Closing.

Section 3.5    Seller Equipment Contracts.

(a)The Seller has made available to the Purchaser correct and complete copies of each Seller Equipment Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Subject only to the effect, if any, of Bankruptcy and Equity Exceptions, each Seller Equipment Contract is valid and binding on the Seller and, to the Knowledge of Seller, the other counterparties thereto, and is in full force and effect and enforceable against the other counterparties thereto in accordance with its terms. Neither the Seller nor, to the Knowledge of Seller, any other party to any such Seller Equipment Contract is in material breach of, or material default under, any such Seller Equipment Contract and no event has occurred that would reasonably be expected to constitute a material breach or material default (or an event which with notice or lapse of time or both would become a default) under any such Seller Equipment Contract by the Seller, or to the Knowledge of Seller, by any counterparty thereto. Seller has neither given nor received any written notice of a material default under any Seller Equipment Contract that has not previously been cured.

(b)None of the counterparties to any Seller Equipment Contract is an Affiliate of Seller.

Section 3.6    HomeStreet Offices; Leases.

(a)     Schedule 3.6(a) sets forth (x) the HomeStreet Offices leased by Seller, and (y) a true and complete list of all Leases. Seller has delivered to Purchaser a true and complete copy of each Lease. With respect to each Lease:

(i)    such Lease is valid, binding, enforceable, and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the HomeStreet Offices;

(ii)    Seller is not in breach or default under such Lease and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a breach or default, and Seller is current on rent due and payable under such Lease;

(iii)    Seller has not received nor given any notice of any current default or current event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is currently in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)    Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such HomeStreet Office or any portion thereof; and

(v)    Seller has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any HomeStreet Office.

(b)    Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting each HomeStreet Office, (ii) existing, pending or threatened condemnation proceedings affecting each HomeStreet Office, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate each HomeStreet Office as currently operated. Neither the whole nor any material portion of any HomeStreet Office has been damaged or destroyed by fire or other casualty.

Section 3.7    Financial Information. The unaudited financial information documents set forth on Schedule 3.7 are based on the Files and Records of each of the HomeStreet Offices, are presented in accordance with GAAP consistently applied and are accurate and complete in all material respects.

Section 3.8    Compliance with Laws; Licenses.

(a)    Seller has complied, and is now complying, in all material respects with all Laws applicable to ownership and use of the Acquired Assets and Seller has not received any communication from any Governmental Authority or any Person alleging any such non-compliance.

(b)    All Licenses required for the ownership and use of the Acquired Assets, if any, have been obtained by Seller and are valid and in full force and effect, and have been for five (5) years.

Section 3.9    Litigation. There is no Litigation pending or, to Seller’s Knowledge, threatened against Seller with respect to the Acquired Assets, Leases, Seller Equipment Contracts, Assumed Liabilities, or Transactions.

Section 3.10    Employment Benefits.

(a)    Any Employee Benefit Plan in which any Offered Employee participates is in force on the date of this Agreement and has been maintained in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. No fact or event has occurred with respect to any such Employee Benefit Plan which would be expected to cause the loss of any tax-qualification or exemption or the imposition of any Liability, penalty or Tax under ERISA or the Code. All contributions and premium payments that are due have been timely made to each Employee Benefit Plan. No Employee Benefit Plan is subject to Title IV of ERISA.

(b)    No Offered Employee who is a participant in a “group health plan” (as defined in Code Section 4980B(g)): (i) is currently receiving health care continuation coverage under COBRA, (ii) is eligible to receive health care continuation coverage under COBRA and with respect to whom the “election period” (as such phrase is defined in Section 54.4980B(f)(5)) has not expired, or (iii) will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Treasury Regulations) in connection with Transactions. No Employee Benefit Plan that is a “welfare plan” (within the meaning of Section 3(1) of ERISA) and in which any Offered Employee participates provides post-termination or retiree benefits except benefits required under COBRA.

(c)    With respect to each Offered Employee who is a participant in an Employee Benefit Plan which constitutes a “group health plan” within the meaning of Section 5000(b)(1) of the Code, Seller or an ERISA Affiliate has complied with the notice and continuation requirements of COBRA and the regulations thereunder.

(d)    Schedule 3.10(d) contains a true and complete list of each Employee Benefit Plan. Seller has made available to Purchaser in the Data Room: (i) a written summary of all material plan terms of each Employee Benefit Plan in which any Offered Employee participates; (ii) accurate, current and complete copies, in all material respects, of any employee handbooks applicable to any Offered Employee; and (iii) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and in which any Offered Employee participates, an accurate, current and complete copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

Section 3.11    Employees.

(a)    Seller has provided Purchaser with true and correct role descriptions and compensation ranges for the positions of the employees who provide services to Seller at the HomeStreet Offices. Seller has provided to Purchaser a list as of five (5) business days prior to the date of this Agreement, of all Offered Employees of Seller providing services to Seller at the HomeStreet Offices, and for each such employee, his or her (i) job title, (ii) exempt/non-exempt and full-time/part-time status, (iii) annual salary or hourly wage rate, (iv) target bonus or rate of other incentive payments, (v) accrued but unused paid time off (if any), (vi) date of hire, and (vii) job location. Schedule 3.11(a) sets forth the number of individuals, stated separately for each HomeStreet Office, whose employment with Seller terminated during the 90-day period ending on the date hereof in a manner that would constitute an “employment loss” within the meaning of WARN.

(b)    Except as set forth on Schedule 3.11(b)(i), with respect to the each Offered Employee, Seller is and during the last three (3) years has been in compliance in all material respects with all Laws relating to employment, employment practices, employment terms and conditions and employment termination, including, without limitation, Laws relating to equal-employment opportunity, employment discrimination, retaliation, harassment, promotion and termination, reasonable accommodation, labor relations, occupational safety and health standards, minimum wages, payment of wages, including commissions, bonuses, hours and records of hours worked, child labor, hiring, privacy, withholding and payment of social security and other similar Taxes and withholdings, leaves of absence, overtime, classification of employees as exempt or non-exempt, classification of workers as employees, temporary employees, or independent contractors, vacation, sick time, paid time off, background checks, working conditions, meal and break periods, benefits, collective bargaining, unlawful retirement or termination, classification of employees, immigration, visa, work status, employer registrations (including with respect to exclusive vendors), human rights, workers’ compensation insurance and unemployment insurance (the foregoing matters, collectively, the “Employment Matters”). Except as set forth on Schedule 3.11(b)(ii) hereof, none of the Offered Employees is absent from work on any form of leave, including without limitation, illness, workers’ compensation, military leave, maternity leave, intermittent or continuous leave under the Family and Medical Leave Act of 1993, short-term disability, salary continuation, on layoff with recall rights or otherwise or has notified Seller of his or her intent to take such leave. To Seller’s Knowledge, no Offered Employee is an undocumented alien, and Seller has obtained a Form I-9 and all ancillary information required in connection therewith with respect to each such employee. With respect to the conduct of its business at the HomeStreet Offices, Seller has at all times complied, and is in compliance with the United States Immigration Reform and Control Act.

(c)    Except as set forth on Schedule 3.11(c), there is not presently and during the last three (3) years has not been any pending or, to the Seller’s Knowledge, threatened: (i) strike, slowdown, picketing, work stoppage, employee grievance process or similar action affecting Seller’s operation of the HomeStreet Offices; (ii) charge, grievance proceeding or other claim against or affecting Seller relating to the alleged violation of any Law pertaining to labor relations matters with respect to Seller’s operation of the HomeStreet Offices, including any charge or complaint filed by an employee or union of employees providing services to Seller at the HomeStreet Offices with the National Labor Relations Board or any comparable governmental authority; (iii) union organizational activity or other labor or employment dispute against or affecting Seller with respect to the HomeStreet Offices; or (iv) application for certification of a collective bargaining agent, petition for certification or election, or representative seeking certification or recognition with respect to the employees of Seller providing services to Seller at the HomeStreet Offices. Seller is not a party to any collective bargaining or other union agreement covering any employee providing services to Seller at the HomeStreet Offices.

(d)    Except as set forth on Schedule 3.11(d), Seller has not incurred in the past three (3) years any material Liability arising out of the misclassification of individuals hired to provide services to Seller at the HomeStreet Offices and treating such individuals (i) as consultants or independent contractors and not as employees or (ii) as exempt employees and not as non-exempt employees, in each case, including any liability or obligation under or on account of (A) a benefit plan or (B) the failure to comply with applicable legal requirements relating to the Employment Matters with respect to any such individuals.

(e)    Except as set forth on Schedule 3.11(e), no Offered Employee is a party to any employment agreement or other agreement providing severance benefits to such employee upon the consummation of the Transactions. Each Offered Employee is employed by Seller “at will” and each Offered Employee’s relationship with the Seller could or can be terminated without notice and without penalty. Seller has provided true and correct copies of the form of retention or severance agreement with Offered Employees described on Schedule 3.11(e). No Offered Employee is a party to or bound by any non-competition or similar restrictive covenants that Seller has not waived effective as of the applicable Hire Date pursuant to Section 5.14.

Section 3.12    Tax Matters. Seller has filed on a timely basis all material Tax Returns that are or were required to be filed by it under applicable Laws with respect to the conduct of business at the HomeStreet Offices, and all such Tax Returns were correct and complete in all material respects and have been prepared in accordance with applicable Laws. Seller has paid all material Taxes that have been required to be paid under applicable Laws with respect to its conduct of business at the HomeStreet Offices. There are no Liens for Taxes upon any of the Acquired Assets. The Seller has withheld and paid all material Taxes required to have been withheld and paid by the Seller in connection with amounts paid and/or owing to any Person by the Seller and/or relating to any of the Acquired Assets in connection with its conduct of business at the HomeStreet Offices. This Section 3.12 constitutes the sole representations and warranties of the Seller with respect to any Tax matters, and for the avoidance of doubt, nothing in this Section 3.12 shall cause the Seller to be liable for any Taxes for any post-Closing Period.

Section 3.13    Information Security. Seller has used commercially reasonable efforts to maintain the security and confidentiality of all confidential information used by Seller in the Business (including its customers’ personal information, or other personally identifiable information). During the past three (3) years, to the Knowledge of Seller, there has been no loss, theft, or unauthorized disclosure of any such confidential information of Seller that would be material to the Business. Insofar as it relates to the Business, Seller has complied in all material respects with all Privacy Laws.

Section 3.14    Unlocked Pipeline Loans. Schedule 3.14, which shall be delivered in accordance with Section 5.10, will set forth as of the date of such delivery, the name of each potential borrower who has submitted a Unlocked Pipeline Loan application for review (provided that the Unlocked Pipeline Loan is then in force and has not resulted in a closed loan) together with: (i) the name of the intended Investor, as applicable; (ii) the type of loan program and any rate which the Seller has committed to the related borrower; and (iii) the expected loan amount, in each case, if known to Seller. The Seller has complied in all material respects with all Pipeline Loan Regulations which relate to any of the Unlocked Pipeline Loans for the applicable stage of processing.

Section 3.15    Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions except for the fees and commissions of Keefe, Bruyette & Woods, Inc., a Stifel Company, for which Seller shall be solely responsible.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as of the date hereof and as of the applicable Closing, as follows:
Section 4.1    Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New Jersey. Purchaser has the full power and authority to execute, deliver and perform fully its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms; except as may be limited by Bankruptcy and Equity Exceptions. When each Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms; except as may be limited by Bankruptcy and Equity Exceptions.

Section 4.2    No Conflicts; Required Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the organizational documents of Purchaser; or (b) violate or conflict with any Order or Law applicable to Purchaser. Except as set forth on Schedule 4.2 (collectively, the “Purchaser’s Approvals”, no consent, approval, waiver or authorization is required to be obtained by Purchaser from, or notice is required to be provided by Purchaser to, any Person (including any Governmental Authority) in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.3    Litigation. There is no Litigation pending or, to Purchaser’s Knowledge, threatened, against Purchaser in respect of the consummation of the Transactions.

Section 4.4    Brokers and Finders. Purchaser has not engaged any brokers or investment bankers in respect of the Transactions.

Section 4.5    Sophisticated Investor. Purchaser is a sophisticated investor and its bid and decision to purchase the Acquired Assets is based upon Purchaser’s own independent experience, knowledge, due diligence and evaluation of the transactions contemplated hereby, and consultations with such investment, legal, tax, accounting and other advisors as it deemed necessary. Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by Seller or Seller’s employees, affiliates, agents or other representatives, other than the representations and warranties made by Seller herein.

Section 4.6    Financial Capacity. Purchaser has sufficient cash on hand or other resources of immediately available funds to enable it to make the payment of the Purchase Price and consummate the Transactions.

ARTICLE 5: COVENANTS

Section 5.1    Conduct of Business Prior to Applicable Closing.

(a)    From the date hereof to the applicable Closing Date, and except as contemplated hereby or to the extent that Purchaser shall otherwise consent in writing, such consent not to be unreasonably withheld, Seller shall:
(i)    operate the Business in the ordinary course of business consistent with past practices;

(ii)    maintain, defend, and protect the Acquired Assets in the same condition as they were on the Effective Date, subject to reasonable wear and tear, including remaining current with respect to all financial obligations in all material respects;

(iii)    not directly or indirectly sell, issue, transfer, assign, pledge or otherwise encumber any of the Acquired Assets except in accordance with Section 5.17;

(iv)    maintain books and records of the Business in the ordinary course in accordance with past practice;

(v)    except to the extent required by applicable Law or in the ordinary course of business, not enter into or adopt any Employee Benefit Plan providing compensation or benefits to the Offered Employees, or amend, terminate, or waive any right of an Offered Employee under any existing Employee Benefit Plan, or enter into a Contract to any of the foregoing;

(vi)    not (1) transfer, terminate, demote, or make a written offer to transfer, terminate, or demote any Offered Employee, other than terminations for cause in the ordinary course of business consistent with past practice; or (2) encourage any Offered Employee to resign from or terminate his or her relationship with the Seller;

(vii)     not modify, terminate, assign, or sublease any Seller Equipment Contract or Lease, except renewals or extensions in the ordinary course of business consistent with past practice; or

(viii)    not enter into any agreement (written or oral) that, with or without the passage of time, would result in a breach of any of the covenants of this Section 5.1.

(b)    Seller and Purchaser agree that prior the applicable Closing Date, it may become necessary or advisable in the ordinary course of business for Seller to replace certain Fixed Assets or Contract Equipment. In such event, Seller shall seek the consent of Purchaser to replace such Fixed Asset(s) or Contract Equipment, which consent shall not be unreasonably withheld, conditioned or delayed, and if so consented to, such replacement asset shall be added to the Fixed Assets or Contract Equipment hereunder and the Fixed Asset or Contract Equipment that it replaced shall be removed hereunder.

Section 5.2    Cooperation; Consents; New Contracts.

(a)    The Parties shall cooperate and use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to promptly consummate and make effective the Transactions; (ii)(A) obtain all Required Consents and Purchaser’s Approvals, (B) obtain any Licenses or approvals by the appropriate regulatory authority for the applicable state in which each applicable HomeStreet Office is located (including, without limitation, having a designated and duly licensed Sales Manager approved by such regulatory authority, and having such HomeStreet Office become State Licensed), and (C) assist any Loan Officers and loan officer assistants operating out of the HomeStreet Offices to become State Licensed as necessary to perform their functions after the applicable Hire Date; and (iii) fulfill all conditions to such Party’s obligations under this Agreement as promptly as practicable. Purchaser shall not contact any of Seller’s employees that are not Offered Employees, customers, clients, distributers, vendors, landlords, or other business relations of Seller, except in furtherance of consummating the Transactions. Seller shall have the right to attend any meetings (in-person or telephonic) between Purchaser and any such employees, customers, clients, distributers, vendors, landlords, or other business relations, and Purchaser shall provide to Seller reasonably sufficient notice of the same. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)    The Parties acknowledge and agree that Seller has certain contracts (the “Seller Equipment Contracts”) with the vendors set forth on Schedule 5.2(b) (the “Applicable Vendors”), which Seller Equipment Contracts grant Seller the right to use the wireless equipment set forth on Exhibit A-1a (“Wireless Equipment”), the circuits set forth on Exhibit A-1b (“Circuit Equipment”), postage equipment set forth on Exhibit A-4a (“Postage Equipment”), and the copiers and printers set forth on Exhibit A-4b (“Printers”, and together with the Wireless Equipment, Circuits and Postage Equipment the “Contract Equipment”). Prior to the Initial Closing, Purchaser and Seller shall cooperate and use commercially reasonable efforts to obtain in Purchaser’s name a contract with each of the Applicable Vendors (the “Purchaser Equipment Contracts”), which Purchaser Equipment Contracts shall each provide that (i) the applicable Contract Equipment that is subject to a Seller Equipment Contract with such Applicable Vendor shall be released from such Seller Equipment Contract, with the effect that following the applicable Closing and conditioned upon the applicable items of Contract Equipment being included in the Acquired Assets being transferred to Purchaser as of such Closing, Seller shall have no liability for such Contract Equipment to the extent arising or accruing following such Closing, and (ii) the Purchaser shall have a right to use such Contract Equipment on substantially similar terms and conditions as applicable to Seller under the Seller Equipment Contract, including a lease or service period of no less duration than the remaining lease or service period existing with respect to the applicable

Contract Equipment under the Seller Equipment Contract.

(c)Except as contemplated by the Transition Services Agreement, all service or maintenance contracts to which Seller is a party with respect to the Contract Equipment are not Acquired Assets and shall not transfer to Purchaser.

(d)Seller shall use commercially reasonable efforts to obtain the FHLB Consent (or confirmation from the FHLB that it will provide such consent on or prior to the Initial Closing Date), from the Effective Date and until the earlier of (i) April 25, 2019 or (ii) the date of receipt by Seller of written (including by email) notice from the FHLB that it will not provide the FHLB Consent. From and after (i) the date of receipt by Purchaser of written notice from Seller that FHLB denied Seller’s request for the FHLB Consent or (ii) if earlier (but on or after April 25, 2019), the date of receipt by Purchaser of written notice from Seller that it has not obtained a definitive response from the FHLB regarding the FHLB Consent, and through the Initial Closing Date, (x) Purchaser shall use commercially reasonable efforts to obtain the documentation listed under item 2(b)(i) of Exhibit B and (y) Seller shall use commercially reasonable efforts to obtain from the FHLB (including written authorization from the FHLB to file the same or a written commitment by FHLB to file directly), the documentation listed under item 2(b)(ii) of Exhibit B. No later than five (5) Business Days following the Effective Date, Purchaser shall deliver to Seller copies of the relevant covenants, prohibitions and restrictions described in item 2(b)(i) of Exhibit B.

Section 5.3    Confidentiality. The Parties acknowledge and agree that the Mutual Confidentiality and Non-Disclosure Agreement, dated as of January 15, 2019, by and between the Seller and Purchaser (the “NDA”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the NDA, any information provided to a Party by the other Party pursuant to this Agreement. If this Agreement is terminated prior to the Closing for any reason, such NDA and the provisions of this Section shall nonetheless continue in full force and effect.

Section 5.4    Non-Solicitation. From the Effective Date until the period ending three (3) years from the Second Closing Date (or if no Second Closing occurs, the Initial Closing Date) (the “Restricted Period”), neither Party shall, and shall not permit any of its Affiliates to, directly or indirectly solicit for employment, hire any employee of the other Party (including, but not limited to, any Offered Employee), encourage any such employee to leave such employment, or hire any such employee who has left such employment; provided that the following shall not be a breach of this Section 5.4: (i) a general solicitation for employment in newspaper advertisements, websites or other media of general solicitation not specifically targeted to employees of the other Party, (ii) following the 18-month anniversary of the applicable Hire Date with respect to Offered Employees not listed on Schedule 5.4 (the “Non-Listed Employees”), the hiring of any Non-Listed Employee resulting from such Non-Listed Employee contacting a Party independently without any solicitation by such Party, and (iii) prior to the earlier to occur of the Second Closing or the termination of this Agreement, Purchaser shall be permitted to solicit, and offer employment to the Offered Employees in accordance with this Agreement.

Section 5.5    Bulk Sales Tax Laws. The Parties hereby waive compliance with the provisions of any bulk sales tax, bulk transfer tax or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser, it being understood that any Liabilities arising out of the failure of the Parties to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 5.6    Further Assurances. Following the applicable Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 5.7    Borrower Information; Employee Computer Transfers Terms.

(a)    The Parties acknowledge and agree to the terms pertaining to: (i) the provision of Borrower Information set forth on Exhibit J and (ii) the Employee Computer “swap-out” plan set forth on Exhibit L.

(b)    The Borrower Information supplied to Seller shall be delivered with specific demarcation of all borrowers ineligible for targeted solicitation and marketing campaigns for any purpose, including without limitation, refinance, home equity or insurance products (each a “Solicitation Action”). Purchaser shall use such Borrower Information to denote the applicable borrowers in Purchaser’s Mortgage Returns database as ineligible for any Solicitation Action. Promptly following the Initial Closing Date (and Second Closing Date with respect to any Hired Employees who transfer as of the Second Closing Date), Purchaser shall instruct each of its employees not to engage in any Solicitation Action with respect to such borrowers.

Section 5.8    Exclusivity. Seller shall not, and shall not permit or authorize any representative or agent of Seller to, directly or indirectly, (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing. Seller shall, and shall cause each representative or agent of Seller to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and (B) request and confirm the prompt return or destruction of all confidential information previously furnished. For the avoidance of doubt, this Section 5.8 shall not apply with respect to any Excluded Assets or to any employees of Seller who are not Offered Employees.

Section 5.9    Reimbursement for Expenses.

(a)    In the event that Purchaser receives any bill or invoice pertaining to the Acquired Assets or Seller Equipment Contracts for any period prior to the applicable Closing, Purchaser shall forward such bill or invoice to Seller and Seller shall promptly either (i) satisfy directly the obligations due to the invoicing party in connection with the pre-Initial-Closing period or pre-Second-Closing period, as applicable, directly, or (ii) reimburse Purchaser for all amounts paid to such invoicing party by Purchaser that were due in connection with the pre-Initial-Closing period or pre-Second-Closing period, as applicable.

(b)    In the event that Seller receives any bill or invoice pertaining to the Acquired Assets or Seller Equipment Contracts for any post-Initial-Closing period or post-Second-Closing period, as applicable, Seller shall forward such bill or invoice to Purchaser and Purchaser shall promptly either (i) satisfy directly the obligations due to the invoicing party in connection with any post-Initial-Closing period or post-Second-Closing, as applicable, directly, or (ii) reimburse Seller for all amounts paid to such invoicing party by Seller that were due in connection with the post-Initial-Closing period or post-Second-Closing, as applicable.

(c)    Seller and Purchaser each agree that after the Initial Closing Date or Second Closing Date, as applicable, they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the applicable Closing, which properly belongs to the other Party, including any insurance proceeds (if applicable), and will account to the other Party for all such receipts.

Section 5.10    Covenants Regarding Transitioned Unlocked Pipeline Loans.

(a)    Seller shall deliver a schedule of the Unlocked Pipeline Loans three (3) Business Days prior to the applicable Closing Date with the name of each potential borrower who has submitted a Unlocked Pipeline Loan for review together with: (i) the name of the intended Investor, if any; (ii) the type of loan program and any rate which Seller has committed to the related borrower; (iii) the expected loan amount, and (iv) if known, the closing date.

(b)    As soon as reasonably practicable following the applicable Closing (and in no event later than three (3) Business Days following such Closing), Seller shall send a letter, which shall be approved in form and substance by Purchaser, to all loan applicants under the Unlocked Pipeline Loans advising the applicant of the pending transfer the Unlocked Pipeline Loan application to Purchaser. Purchaser shall, promptly after transfer of an Unlocked Pipeline Loan to Purchaser, send a letter to the related applicant stating that Purchaser has received the Transitioned Pipeline Loan and identifying any additional documentation required to close the Transitioned Pipeline Loan, including any appropriate disclosures or re-disclosures from Purchaser regarding such loan or loan application.

(c)    The Parties shall work together to ensure that the transition of any Transitioned Pipeline Loan hereunder is as smooth as practicable for the applicants, avoiding any unnecessary delays or additional burdens for the applicant. Without limiting the foregoing, the Parties shall cooperate to transfer all applicant-provided documentation and Seller-issued disclosures relating to the Transitioned Pipeline Loans to Purchaser. The Parties shall also cooperate to transfer to Purchaser appraisals obtained by Seller with respect to the Transitioned Pipeline Loans, upon payment to Seller, by Purchaser or the loan applicant, of the lesser of (i) the appraisal cost disclosed to the loan applicant and (ii) the invoiced cost of the appraisal. Purchaser agrees that any transferred appraisals do not constitute an opinion or representation of value by Seller, and agrees to perform its own due diligence and review regarding any transferred appraisals.

(d)    Purchaser shall deliver all notices and disclosures required to be delivered to loan applicants for the Transitioned Pipeline Loans in accordance with applicable Law, including but not limited to notices pursuant to the Equal Credit Opportunity Act (Regulation B) notifications and other regulatory disclosures and notifications. Purchaser acknowledges and agrees that Purchaser shall re-underwrite all Transitioned Pipeline Loans, even if Seller has previously performed underwriting on such loans. Purchaser shall not rely on any previous loan underwriting performed by Seller, and Seller expressly disclaims the adequacy and completeness of any of its underwriting with respect to any Transitioned Pipeline Loan.

(e)    None of the Purchase Price will be allocated to the Transitioned Pipeline Loans, and the Parties expressly agree that such transfer of the Transitioned Pipeline Loans shall not constitute a brokered sale of such loan applications from Seller to Purchaser.

Section 5.11    Allocation of Lease Rents. With respect to each Lease assigned or subleased to Purchaser hereunder, Seller and Purchaser shall each be responsible for its pro rata share of all rental payments due pursuant to such Lease during the calendar month (or other applicable rental period) in which the applicable Closing occurs.

Section 5.12    Access to Information.

(a)    From the date hereof until the applicable Closing, Seller shall (a) afford Purchaser and its representatives reasonable access to all of the HomeStreet Offices, properties, assets, Files and Records, Contracts and other documents and data related to the Business or the Acquired Assets; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Business or the Acquired Assets as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Purchaser in its investigation of the Business and Acquired Assets. Any investigation pursuant to this Section 5.12 (a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business, the Acquired Assets, or any other businesses of Seller. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(b)    From and after the Initial Closing Date, upon Seller’s reasonable request and in connection with any (i) Tax matters or the preparation of any Tax Returns, (ii) litigation matters, including any “legal holds”, or (iii) investigation, audit, inquiry, exam or other request from a Governmental Authority, Purchaser shall provide or cause to be provided to Seller, its counsel and its accountants, reasonable access to the Files and Records included among the Acquired Assets during normal business hours and in such a manner so as not to interfere with the conduct of the businesses of Purchaser in any material respect.

Section 5.13    Notice of Certain Events.

(a)    From the date hereof until the earlier to occur of the Second Closing Date or the termination of this Agreement, each Party shall promptly notify the other in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Party hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of such Party’s conditions precedent to its obligation to consummate the Transactions set forth in Article 7 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, except the Required Consents; and

(iii)any notice or other communication from any Governmental Authority directed to such Party in connection with the Transactions.

(b)    A Party’s receipt of information pursuant to this Section 5.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the notifying Party in this Agreement (including Sections 8.2 and 9.1(b) with respect to Purchaser, and Sections 8.3 and 9.1(c) with respect to Seller) and shall not be deemed to amend or supplement the Schedules.

Section 5.14    Retention Bonuses.

(a)    Effective as of the applicable Hire Date, Seller hereby waives any non-solicit or non-compete covenants or restrictions set forth in any agreements with Hired Employees listed on Schedule 3.3(b)(i).

(b)    Purchaser shall offer retention bonuses to certain Offered Employees in an amount up to $6,000,000.00 based on a schedule to be mutually agreed by Seller and Purchaser within ten (10) Business Days of the Effective Date. Such retention bonuses shall be payable pursuant to the terms and conditions set forth in retention bonus agreements in form and substance reasonably acceptable to Purchaser and Seller (“the “Purchaser Retention Agreements”). Purchaser shall provide to Seller in writing once per fiscal quarter a list of each Offered Employee that is party to a Purchaser Retention Agreement that resigned or was terminated from the Purchaser’s employment for any reason or transferred his or her primary office location from a HomeStreet Office in the Primary Region to any office outside the Primary Region, in each case, during the twelve (12) month period following the Initial Closing.

(c)    Purchaser shall pay to each Hired Employee that is a party to a Purchaser Retention Agreement all amounts due and payable as and when earned pursuant to the terms and conditions set forth in the applicable Purchaser Retention Agreement.

Section 5.15    Deferred Purchase Price.

(a)    Promptly following the first anniversary of the Initial Closing, Purchaser shall deliver to Seller a statement setting forth its good faith calculation of Trailing Total Volume along with reasonable supporting documentation related thereto.   In the event that Seller disputes Purchaser’s calculation of Trailing Total Volume, Seller shall notify Purchaser and the Parties shall work in good faith for a period up to thirty (30) days to resolve any discrepancies or disagreements.  In the event that the Parties are unable to resolve any such discrepancies or disagreements during such thirty (30) day period, the Parties shall submit the matter to the Independent Accountant in accordance with the process contemplated by Section 2.4.  In the event that the Trailing Total Volume is equal to or greater than 65% of the Total Volume, Purchaser shall pay to Seller, by wire transfer of immediately available funds, $1,000,000.00 (the “Deferred Purchase Price Payment”). Subject to Section 5.15(b), the Deferred Purchase Price Payment, if payable as determined by Purchaser’s calculation of Trailing Total Volume or subsequently by agreement of the Parties or determination of the Independent Accountant, shall be paid to Seller within three (3) Business Days following the first to occur of (i) Purchaser’s determination that such amount is owed, (ii) such time as the Parties resolve any discrepancies or disagreements related thereto in accordance with this Section 5.15(a), or (iii) following the date of final determination by the Independent Accountant. Purchaser shall not take any action or omit to take any action with the intent of reducing the Trailing Total Volume during the twelve (12) months following the Initial Closing.

(b)    In the event the Deferred Purchase Price Payment is due to Seller, and at or prior to such time Purchaser has delivered to Seller notice of a Claim in accordance with Section 8.4, and such Claim has not been resolved, Purchaser and Seller agree that all or any portion of the Deferred Purchase Price Payment representing the Purchaser’s good faith estimate of the indemnifiable Losses that may be incurred pursuant to such unresolved Claim shall not be paid over to Seller, but shall instead be deposited with a third party escrow agent reasonably acceptable to Purchaser and Seller, to be held pending resolution of such Claim, it being agreed that the balance of the Deferred Purchase Price Payment that is not subject to dispute, if any, shall be paid to Seller as set forth in Section 5.15(a).

Section 5.16    Closing Conditions. From the date hereof until each applicable Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

Section 5.17     Sale Right. In the event the Second Closing has not occurred on or prior to June 21, 2019, the Parties acknowledge and agree any HomeStreet Office that (i) has not been acquired by

Purchaser on or prior to such date, and (ii) as of such time, does not satisfy the viability threshold set for such HomeStreet Office set forth on Exhibit I hereto, the Seller (provided that Seller is not in material default of its obligations under this Agreement) may transfer the Lease underlying such HomeStreet Office and any Fixed Assets related to such HomeStreet Office to a third party upon the consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). In the event Purchaser does not respond to Seller’s request within five (5) Business Days of receipt of such request, Purchaser shall be deemed to have consented to such request.

Section 5.18    Information Security. Purchaser shall use commercially reasonable efforts to maintain the security and confidentiality of all confidential information used in the business of Purchaser (including Borrower Information and its customers’ personal information and other personally identifiable information). Purchaser shall comply in all material respects with all Privacy Laws with respect to the operation of its business.

ARTICLE 6
EMPLOYMENT MATTERS

Section 6.1    Employees.

(a)    No later than ten (10) days following the Effective Date, Purchaser shall offer employment to each of the employees set forth on Schedule 6.1(a) (the “Offered Employees”), subject to Purchaser’s customary employee evaluation and hiring practices, appropriate regulatory licensing, and for any non-License Required Employees, as of the Initial Closing or Second Closing, as applicable, in accordance with Exhibit H hereto. Any Offered Employees who become employees of Purchaser are hereinafter referred to collectively as “Hired Employees” and individually as a “Hired Employee”. Immediately prior to the applicable Hire Date for each Hired Employee, Seller shall accept resignations from all Hired Employees who the Parties anticipate will commence employment with Purchaser. In the event the Initial Closing occurs, the Hire Date for License Required Employees shall be (i) the Initial Closing Date, if (1) such License Required Employee is State Licensed prior to the Initial Closing Date, and (2) the HomeStreet Office in which such License Required Employee is employed, or a HomeStreet Office to which such License Required Employee can transfer on the Initial Closing Date, is a Financially Viable HomeStreet Office as of the Initial Closing Date, or (ii) the Second Closing Date, if such License Required Employee is not hired on the Initial Closing Date and such License Required Employee (1) is State Licensed prior to the Second Closing Date, and (2) the HomeStreet Office in which such License Required Employee is employed, or a HomeStreet Office to which such License Required Employee can transfer on the Second Closing Date is a Financially Viable HomeStreet Office as of the Second Closing Date. The Hire Date for all employees that are ultimately hired by Purchaser in connection with the Initial Closing or the Second Closing shall be the Initial Closing Date or the Second Closing Date, as applicable, provided that Offered Employees on family or medical leave as of the applicable Closing Date shall commence employment with Purchaser as soon thereafter as practicable.

(b)    Seller shall be responsible for, and shall pay at or prior to the applicable Closing, all Liabilities arising from or relating to any claims by or on behalf of individuals who at or prior to the applicable Hire Date, as applicable, are or were employees of Seller, in respect of all accrued but unused paid time off and vacation and severance pay (the “Termination Costs”) relating to the termination of such employees’ or former employees’ employment with Seller, or any break in service or any other event entitling someone to payments for such benefits (a “Termination”), which occurs on or prior to such Hire Date.  Except as provided above, nothing in this Section 6.1(b) obligates Seller to pay to the Hired Employees any Termination Costs in excess of what would otherwise be legally or contractually due to the Hired Employees at Termination of employment by Seller.  Purchaser shall be responsible for all obligations or Liabilities incurred or arising after the applicable Hire Date for each Hired Employee.

(c)    Except with regard to the Hired Employees, Seller shall be responsible for providing and discharging any and all notifications, benefits, and Liabilities to employees and Governmental Authorities required by the WARN Act that are required to be provided or discharged on or before the applicable Closing, to employees of Seller.

Section 6.2    Continued Employment. Purchaser agrees to use commercially reasonable efforts to hire and employ a sufficient number of Offered Employees in substantially the same role with compensation no less favorable and benefits that are comparable in the aggregate to benefits that Purchaser offers to similarly situated employees of Purchaser at the time immediately prior to the Hire Date for a period of not less than ninety (90) days following the Hire Date, such that Seller does not incur liability for non-compliance with the requirements of the WARN Act as to Seller’s employees. Nothing in this Section 6.2 shall (a) prevent the termination of any Hired Employee for cause or (b) require any Hired Employee to continue employment with Purchaser if such Hired Employee voluntarily terminates his or her employment. In the event Purchaser terminates any Hired Employee within the first ninety (90) days following the Hire Date, Purchaser shall promptly inform Seller and shall reimburse Seller for any amounts paid by Seller to such Hired Employees in connection with Seller’s obligations under the WARN Act, if any. Without limiting the foregoing, nothing in this Section 6.2 shall create any rights for any third party, including but not limited to the Hired Employees.

Section 6.3    Employee Benefit Plans; Continuing Obligations.

(a)    Immediately upon the applicable Hire Date (without any requirement to wait for any eligibility period to pass), each Hired Employee will be provided with benefits comparable to those of similarly situated employees of Purchaser immediately prior to the applicable Hire Date under Purchaser’s applicable employee benefit plans in which such similarly situated employees of Purchaser are generally eligible to participate according to the terms and the provisions of such applicable employee benefit plans, and Purchaser shall have no Liabilities or obligations for any employee benefits under any Employee Benefit Plans or any employment agreements with Seller. Each Hired Employee will receive credit for prior service with Seller for purposes of determining benefit levels under Purchaser’s severance plan and paid time off plan(s) in which such Hired Employee is eligible to participate, if any. Notwithstanding the foregoing, nothing in this Agreement shall require Hired Employees to be permitted to participate in any “frozen” employee benefit plans offered by Purchaser to certain of its employees.

(b)    Neither Seller nor any of its affiliates shall commit or permit any act or omission which would reasonably be expected to give rise to any Liability or other obligation on the part of the Purchaser or any of its affiliates (or any group health plan relating to the Purchaser or any of its affiliates) as a “successor employer” (i) under COBRA or other applicable Law in connection with the Transactions, or (ii) in connection with any Employee Benefit Plan.

Section 6.4    Compensation. Seller shall be solely responsible for payment of any compensation, bonus incentives or commissions to which any Key Employee would be entitled in respect of origination efforts while employed by Seller with regard to loans that close in the name of Seller from the applicable HomeStreet Office on or prior to the day that is 30 days after the Initial Closing Date or Second Closing Date, as applicable. Purchaser shall be solely responsible for payment of any compensation, bonus incentives or commissions (paid in accordance with Purchaser’s compensation practices and policies then in effect) to which any Hired Employee becomes entitled in respect of any Transitioned Pipeline Loan that subsequently closes. Seller shall be solely responsible for payment of any severance payments due under Seller’s severance plan to any employee of Seller, if any.

Section 6.5    Transition Plan. The Parties shall work in good faith to develop a mutually acceptable and beneficial transition plan addressing administrative and operational tasks necessary to facilitate a smooth transition for all Hired Employees, including the reasonable provision by Seller of certain personnel records, as mutually agreed by the Parties and, to the extent applicable, subject to consent of the applicable employees, including, without limitation, the services contemplated under the Transition Services Agreement.

Section 6.6    Training of Loan Officers. Seller shall, at Seller’s cost and expense, use commercially reasonable efforts to make available training to its Loan Officers and loan officer assistants operating out of the HomeStreet Offices to assist them in preparing for tests required to become State Licensed as necessary to perform their functions after the applicable Hire Date. Such training shall be made available sufficiently in advance of the applicable Closing Date to enable the Loan Officers and loan officer assistants to take the applicable test or tests and, if successful, to become State Licensed prior to the applicable Closing Date for their respective HomeStreet Office. Purchaser will use commercially reasonable efforts to assist Seller in its efforts to cause the Loan Officers and loan officer assistants to become State Licensed prior to the applicable Closing Date, including responding promptly to reasonable requests from Seller for information or documents relating thereto and the making of any notifications required to be made by the Purchaser prior the applicable Closing Date.

Section 6.7    No Third-Party Beneficiaries. Nothing contained herein, express or implied (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (b) shall alter or limit Purchaser’s ability to amend, modify or terminate any particular compensation or benefit plan, program, agreement or arrangement, (c) is intended to confer upon any current or former employee of Seller any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (d) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

ARTICLE 7
CLOSING CONDITIONS

Section 7.1    Conditions to Obligations to Consummate the Initial Closing.

(a)    The obligations of each Party to consummate the Initial Closing shall be subject to the fulfillment, at or prior to the Initial Closing Date, of the following conditions:

(i)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions;

(ii)    No Litigation shall have been instituted seeking to prohibit, restrict or delay, or to enjoin the consummation of the Transactions; and

(iii)    Evidence of receipt by both Purchaser and Seller of the documentation described on Exhibit B.

(b)    The obligations of Purchaser to consummate the Initial Closing shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the applicable Initial Closing Date, of each of the following conditions:
(i)    (x) the Total Licensed Volume is equal to or greater than 75% of the Total Volume, and (y) the Loan Officers taken into account for purposes of calculating such Total Licensed Volume are each Available for Work in a Financially Viable HomeStreet Office; and

(ii)    the representations and warranties of Seller contained in Article 3 were true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Initial Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct as of the Initial Closing Date, would not have a Material Adverse Effect;

(iii)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Initial Closing Date;

(iv)Purchaser shall have received evidence of the Required Consents for the HomeStreet Offices to be transferred on such Closing Date, in form and substance reasonably satisfactory to Purchaser, and no such Required Consent shall have been revoked;

(v)there shall not have occurred any Material Adverse Effect since the date of this Agreement; and

(vi)Seller shall have delivered to Purchaser the deliverables set forth in Section 2.2(a) required to be delivered for the Initial Closing.

(c)    The obligations of Seller to consummate the Initial Closing shall be subject to the fulfillment or Seller’s waiver, at or prior to the Initial Closing Date, of each of the following conditions in Sections 7.1(c)(i)-(iv) below:

(i)    The representations and warranties of Purchaser contained in Article 4 were true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Initial Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct as of the Initial Closing Date would not have a Material Adverse Effect;

(ii)    Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Initial Closing Date;

(iii)    Seller shall have received evidence of the Required Consents for the HomeStreet Office to be the transferred on such Closing Date, in form and substance reasonably satisfactory to Seller, and no such Required Consent shall have been revoked; and

(iv)    Purchaser shall have delivered to Seller the deliverables set forth in Section 2.2(b) required to be delivered as of the Initial Closing Date.

Section 7.2 Conditions to Obligations to Consummate the Second Closing.

(a)    The obligations of each Party to consummate the Second Closing shall be subject to the fulfillment, at or prior to the Second Closing Date of the following conditions:

(i)    The Initial Closing shall have occurred; and

(ii)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions; and

(iii)    No Litigation shall have been instituted seeking to prohibit, restrict or delay, or to enjoin the consummation of the Transactions.

(b)    The obligations of Purchaser to consummate the Second Closing shall be subject to the fulfillment, at or prior to the Second Closing Date of the following conditions:
(i)    At least one HomeStreet Office not acquired in the Initial Closing shall have become a Financially Viable HomeStreet Office; and

(ii)    Purchaser shall have received evidence of the Required Consents for the HomeStreet Offices to be transferred on such Closing Date, in form and substance reasonably satisfactory to Purchaser, and no such Required Consent shall have been revoked;

(iii)    there shall not have occurred any Material Adverse Effect since the date of this Agreement; and

(iv)    Seller shall have delivered to Purchaser the deliverables set forth in Section 2.2(a) required to be delivered for the applicable Closing.

(c)    The obligations of Seller to consummate the Second Closing shall be subject to the fulfillment, at or prior to the Second Closing Date of the following conditions:
(i)    Seller shall have received evidence of the Required Consents for the HomeStreet Offices to be transferred on such Closing Date, in form and substance reasonably satisfactory to Seller, and no such Required Consent shall have been revoked; and

(ii)    Purchaser shall have delivered to Seller the deliverables set forth in Section 2.2(b) required to be delivered as of the applicable Closing Date.

Section 7.3    No Waiver. Notwithstanding anything herein to the contrary, neither Purchaser nor Seller shall be deemed to have waived its rights under Article 7 hereof unless and until such Party either provides written waivers thereof or elects to proceed to consummate the Transactions at the applicable Closing.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

Section 8.1    Survival. All of the representations and warranties of Seller contained in Article 3 and all of the representations and warranties of Purchaser contained in Article 4 shall survive the Initial Closing Date and continue in full force and effect for a period of twenty four (24) months thereafter (the “General Survival Period”), except that the Fundamental Representations shall survive the Initial Closing Date and continue in full force and effect until the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) plus sixty (60) days (the “Special Survival Period”) and, no Person may seek indemnification under this Article 8 with respect to a breach of a representation or warranty after the expiration of the General Survival Period or Special Survival Period, as applicable. The foregoing limitations shall not apply (a) with respect to those specific pending claims for indemnification for which the requisite written notice was given by either Party to the other Party on or prior to the end of the General Survival Period or Special Survival Period, as applicable, for which the requisite written notice shall effectively toll such time limitation until such specific claims are resolved and (b) with respect to fraud by the indemnifying Party, in which case the applicable representations and warranties shall survive the Initial Closing and, if it occurs, the Second Closing Date and continue in full force and effect until the expiration of the applicable statutes of limitations (after giving effect to any extensions or waivers) plus sixty (60) days. The Parties’ respective covenants and agreements contained in this Agreement and the Transaction Documents shall survive indefinitely until performed or the obligation to so perform shall have expired; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the General Survival Period or Special Survival Period, as applicable, for representations and warranties.

Section 8.2    Indemnification by Seller. Subject to the other terms and conditions of this Article 8, Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates and their respective stockholders, directors, officers, and employees (collectively, “Purchaser Indemnified Parties”) from and against all Losses arising from or relating to:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any Transaction Document, or any certificate delivered by or on behalf of the Seller pursuant to this Agreement or any Transaction Document;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any Transaction Document;

(c)    any Excluded Asset or Excluded Liability; and

(d)    any Claim by the FHLB or its assignee asserting a Lien on the Acquired Assets.

Section 8.3    Indemnification by Purchaser. Subject to the other terms and conditions of this Article 8, Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates and their respective shareholders, directors, officers, and employees (collectively, “Seller Indemnified Parties”) from and against all Losses arising from or relating to:

(a)    any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement, any Transaction Document, or any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement or any Transaction Document;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any Transaction Document;

(c)    any Assumed Liability;

(d)    any failure by Purchaser to comply with applicable Law and Investor or Agency requirements in connection with the origination, underwriting, sale, pooling or securitization of any T ransitioned Pipeline Loan; and

(e)    any unauthorized use or disclosure of any Borrower Information or data contained on any Employee Computer following Closing.

Section 8.4    Indemnification Procedures. Whenever any direct or indirect claim, notice of a claim, or Litigation that could give rise to an obligation on the part of Seller, on the one hand, or Purchaser, on the other hand, to provide indemnification (“Claim”), the indemnified Party shall promptly provide written notice to the indemnifying Party of such Claim together with copies of all notices and documents (including, without limitation, court papers) received by the indemnified Party relating to the Claim. In connection with any such Claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a Party to this Agreement, the indemnifying Party, at its sole cost and expense and upon written notice to the indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the indemnified Party (such right to assume, “Defense Assumption Right”). The indemnifying Party shall have the right at all times to control the defense or settlement of any such action; provided that, the consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required prior to the indemnifying Party’s approval of any settlement imposing any liability or obligation on the indemnified Party unless the settlement, by its terms, (A) obligates the indemnifying Party to pay the full amount of Losses in connection with such Claim, (B) includes a full and unconditional release of the indemnified Party in connection with such Claim; (C) does not impose injunctive or other non-monetary equitable relief against the indemnified Party, and (D) does not include a finding or admission of any violation of Law. In the event that the indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the indemnified Party shall cooperate with the indemnifying Party in such defense and make available to the indemnifying Party, at the indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the indemnified Party’s possession or under the indemnified Party’s control relating thereto as is reasonably required by the indemnifying Party. The indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the indemnifying Party does not exercise its Defense Assumption Right, the indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the indemnifying Party, on such terms as the indemnified Party may deem reasonably appropriate and no action taken by the indemnified Party in accordance with such defense and settlement shall relieve the indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.

Section 8.5    Indemnification Limitations.

(a)    Seller will have no Liability pursuant to Section 8.2(a) with respect to Losses for which indemnification is provided thereunder, except to the extent the aggregate amount of such Losses exceeds an amount equal to Fifty Thousand Dollars ($50,000) (the “Basket”), and then only in respect of such excess; provided, however, such Basket shall not apply to Seller’s indemnification obligations under Section 8.2(a) to the extent related to breaches of any of the Fundamental Representations or in the case of fraud.

(b)    Seller will have no Liability pursuant to Section 8.2(a) with respect to Losses for which indemnification is provided thereunder to the extent that indemnification payments made in respect of any and all such Losses exceed, in the aggregate, an amount equal to the Purchase Price paid by Purchaser to Seller, disregarding for these purposes any Retention Reduction to Purchase Price (the “Cap”), in which case Seller will not be liable for the portion of any such Losses in excess of such Cap; provided, however, such Cap shall not apply in the case of fraud.

(c)    Purchaser will have no Liability pursuant to Section 8.3(a) with respect to Losses for which indemnification is provided thereunder, except to the extent the aggregate amount of such Losses exceeds an amount equal to the Basket, and then only in respect of such excess; provided, however, such Basket shall not apply to Purchaser’s indemnification obligations under Section 8.3(a) to the extent related to breaches of any of the Fundamental Representations or in the case of fraud.

(d)    Purchaser will have no Liability pursuant to Section 8.3(a) with respect to Losses for which indemnification is provided thereunder to the extent that indemnification payments made in respect of any and all such Losses exceed, in the aggregate, an amount equal to the Cap, in which case Purchaser will not be liable for the portion of any such Losses in excess of such Cap; provided, however, such Cap shall not apply in the case of fraud.

(e)    Notwithstanding the fact that any indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no indemnified Party shall be entitled to recover the amount of any Loss suffered by such indemnified party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(f)    For all purposes of this Article 8, Losses shall be net of any amounts paid or payable to an indemnified Party under any insurance policy (or deemed payable pursuant to the last sentence of this Section) in connection with the facts giving rise to the right of indemnification hereunder, and each indemnified Party shall use its reasonable commercial efforts (provided that the foregoing shall not be construed to require any Party to initiate any legal action in order to meet such obligation) to recover all amounts payable from an insurer under any such insurance policy prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies; and, provided, further, that Seller shall be subrogated (and Purchaser shall and shall cause Purchaser Indemnified Parties to cause Seller to be subrogated) to the rights of the Purchaser Indemnified Parties under applicable insurance policies.

(g)    If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an indemnifying Party to an indemnified Party of any amount otherwise required to be paid as indemnification pursuant hereto, the indemnified Party shall repay, promptly after such determination, any amount that the indemnifying Party would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(h)    Each indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss, provided, however, that the foregoing shall not be construed to require any Party to initiate any legal action in order to meet such mitigation obligation.

(i)    The amount of any Loss subject to indemnification under Sections 8.2 or 8.3 shall be calculated net of any Tax Benefit actually realized by the indemnified Party in the taxable period in which the Loss occurred or in the taxable period immediately thereafter. For purposes of this Agreement, a “Tax Benefit” means the actual reduction of Tax Liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that the indemnified Party or one of its affiliates actually reported or took into account. Notwithstanding anything to the contrary, if the Tax Return for the taxable period in which the Losses occurred has yet to be filed at the time that an indemnity payment is to be made, the amount of the Loss recoverable by an indemnified Party pursuant to this Article 8 with respect to an indemnity claim shall not be reduced by the amount of any Tax Benefit; and, instead, the indemnified Party shall pay to the indemnifying Party the amount of such Tax Benefit within five (5) Business Days after the filing of the Tax Return for the taxable period in which the Tax Benefit is actually realized.

(j)    For purposes of this Article 8, for purposes of determining whether an inaccuracy in or breach of any representation or warranty or for purposes of determining the amount of Losses incurred, arising out of or relating to a Claim hereunder, each representation and warranty in this Agreement and the Transaction Documents shall be read without regard and without giving effect to the term “material” or “material adverse change” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

Section 8.6    Exclusive Remedy. Except with respect to claims based on intentional fraud, from and after the Initial Closing Date, the rights and remedies of Purchaser, and Seller, and any Purchaser Indemnified Party and any Seller Indemnified Party, under this Article 8 are exclusive and in lieu of any and all other rights and remedies which Purchaser, Seller, or any Purchaser Indemnified Party or Seller Indemnified Party, may have against each other with respect to this Agreement and with respect to the transactions contemplated hereby at law or in equity.

Section 8.7    Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable Law.

Section 8.8    Certain Tax and Other Matters.

(a)    Straddle Periods. All property Taxes related to the Acquired Assets (“Property Taxes”) for any taxable period which includes, but does not end on, the Initial Closing Date or Second Closing Date, as applicable (each a “Straddle Period”) shall be borne (i) by Seller in an amount equal to the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion ending on the Initial Closing Date or Second Closing Date, as applicable, and the denominator of which is the number of days in the Straddle Period, and (ii) by Purchaser to the extent the total amount of the Straddle Period Property Tax exceeds the portion for which Seller is liable pursuant to clause (i). Seller shall pay any portion of Straddle Period Property Taxes for which Seller is liable pursuant to this Section 8.8(a) within fifteen (15) days of its receipt of written notice from Purchaser of the amount of such Straddle Period Property Taxes attributable to the pre-Closing period.

(b)    Transfer and Similar Taxes. Any returns for sales, use, transfer, value added, documentary, stamp, registration or similar Taxes (“Transfer Taxes”) required to be filed by reason of the transfer of the Acquired Assets shall be timely prepared and filed by the Party primarily or customarily responsible under applicable law for filing such Tax Returns. The Parties agree to cooperate in good faith with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions. The Purchaser shall bear and pay all Transfer Taxes required to be paid by reason of the transfer of Acquired Assets hereunder in the states of Washington and Idaho and the Seller shall bear and pay all Transfer Taxes required to be paid by reason of the transfer of Acquired Assets hereunder in the states of California and Hawaii. Each Party shall indemnify and hold harmless the other Party from any loss, claim, liability, expense, or other damage attributable to such Party’s responsibilities with respect to Transfer Taxes under this Section 8.8(b).

(c)    Cooperation. Purchaser and Seller shall each assist the other, as may reasonably be requested by either of them, with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings in respect of any Tax related to the Acquired Assets. In addition, each Party shall retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination related to the Acquired Assets. Seller shall not, without the express written consent of Purchaser, settle or otherwise resolve any Tax audit or proceeding to the extent such resolution or settlement may increase the Tax liability of Purchaser with respect to the Acquired Assets. The Party requesting assistance under this Section 8.8(c) shall reimburse the Party providing assistance for direct expenses incurred in providing such assistance.

Section 8.9    Prevailing Party. In the event that any Party brings a Litigation against the other Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the other Party its reasonable attorney’s fees incurred by reason of such Litigation and all costs of Litigation at both trial and appellate levels.

ARTICLE 9
TERMINATION

Section 9.1    Termination. This Agreement may be terminated on or at any time prior to the Initial Closing Date or Second Closing Date as applicable, with respect to the Transactions pertaining to all or a portion of the HomeStreet Offices:

(a)    by the mutual written consent of Purchaser and Seller;

(b)    by Purchaser,

(i)    if Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1(a)-(b) or Sections 7.2(a)-(b), as applicable, and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Seller's receipt of written notice of such breach from Purchaser; or

(ii)    if any condition in Sections 7.1(a)-(b) or Sections 7.2(a)-(b), as applicable, shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled (in either case, other than as a result of a breach or default by Purchaser in the performance of its obligations hereunder) and the performance of such condition has not been waived by Purchaser in writing at or prior to the intended Initial Closing Date or intended Second Closing Date, as applicable;

(c)    by Seller,

(i)    if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1(a) or (c) or  Sections 7.2(a) or (c), as applicable and such breach, inaccuracy or failure has not been cured by Purchaser within thirty (30) days of Purchaser’s receipt of written notice of such breach from Seller; or

(ii)    if any condition in Sections 7.1(a) or (c) or Sections 7.2(a) or (c), as applicable, shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled (in either case, other than as a result of a breach or default by Seller in the performance of its obligations hereunder) and the performance of such condition has not been waived by Seller in writing at or prior to the intended Initial Closing Date or intended Second Closing Date, as applicable;

(d)    by either Party (other than a Party that is in material default of its obligations under this Agreement):
(i)    if the Initial Closing has not occurred on or prior to June 21, 2019, at any time following June 21, 2019, and

(ii)    if the Initial Closing occurs on or prior to June 21, 2019, at any time following August 21, 2019 with respect to the Transactions pertaining to all or a portion of the remaining HomeStreet Offices;

(e)by Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the Transactions, and such Order shall have become final and non-appealable.

Section 9.2    Effect of Termination. Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 9.1 hereof prior to the Initial Closing Date or Second Closing Date, as applicable, this Agreement shall forthwith become void (other than as set forth in Section 5.3, and Section 5.8, and excluding Articles 9 and 10 which shall remain in full force and effect) with respect to the Acquired Assets and Assumed Liabilities relating to the applicable HomeStreet Offices for which such termination applies, and there shall be no further Liability on the part of Purchaser or Seller to the other with respect thereto, except that no Party shall be relieved or released from any Liabilities arising out of its willful breach of any provision of this Agreement.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1     Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquired Assets” means, the following assets which relate to, or are used or held for use in connection with the Business: (a) the Fixed Assets; (b) the Hardware, (c) the Employee Computers, (d) the Leases; (e) the Files and Records; (f) Deposits and Prepaid Expenses; (g) all rights, titles, interests, claims, actions, causes of action, benefits, and credits to the extent relating to any of the Acquired Assets, or in respect of the enforcement of rights with respect to the Acquired Assets, or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Acquired Asset or any Assumed Liability, in each case arising after the Initial Closing Date or Second Closing Date, as applicable; and (h) the Transitioned Pipeline Loans.
“Acquisition Proposal” means any inquiry, offer or proposal from any Person relating to the direct or indirect disposition, sale or transfer of the Acquired Assets.
“Acquired HomeStreet Business” means, collectively, the business of any HomeStreet Office operated by Purchaser following the Initial Closing.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to Seller, WMS Series LLC, a Delaware series limited liability company, shall in no event be considered to be an Affiliate hereunder.
“Agency” means any of the FHA, the Farmers Home Administration (RHCDS or Rural Housing and Community Development Services), Fannie Mae, Freddie Mac, Ginnie Mae, the U.S. Department of Veterans Affairs, the RHS, any state housing finance authority, the Consumer Financial Protection Bureau and HUD.

“Agreement” is defined in the Preamble.
“Allocation Schedule” is defined in Section 2.4 of this Agreement.
“Applicable Vendors” is defined in Section 5.2(b) of this Agreement.
“Assumed Liabilities” is defined in Section 1.2 of this Agreement.
“Available for Work” means a Loan Officer that is State Licensed and has accepted Purchaser’s offer of employment pursuant and subject to Section 6.1(a) and (b) hereof.
“Bank Portfolio Production” means the following categories of Mortgage Loans: “Portfolio Jumbo and Conforming,” “Portfolio Constr/Perm,” “Portfolio HELOC/HELOAN Combo,” and “Portfolio HELOC/HELOAN Standalone.”
“Bankruptcy and Equity Exceptions” is defined in Section 3.1(b) of this Agreement.
“Base Purchase Price” means the Net Book Value of the Acquired Assets, plus the Deposits and Prepaid Expenses.
“Basket” is defined in Section 8.5(a) of this Agreement.
“Bill of Sale” means a bill of sale, substantially in the form attached hereto as Exhibit C, to be executed by Seller as of the applicable Closing, to affect the transfer of tangible personal property as included in the Acquired Assets (exclusive of the Contract Equipment and Leases) to Purchaser.
“Borrower Information” is defined in Exhibit J of this Agreement.
“Business” is defined in the Recitals.
“Business Day” means any day on which national banks are open for business in New York City.
“Cap” is defined in Section 8.5(b) of this Agreement.
“Circuit Equipment” is defined in Section 5.2(b) of this Agreement.
“Claim” is defined in Section 8.4(a) of this Agreement.
“Closing Dates” means, collectively, the Initial Closing Date and the Second Closing Date (each, a “Closing Date”) at which applicable Acquired Assets and Assumed Liabilities related thereto will transfer to Purchaser.
“Closings” means, collectively, the Initial Closing and the Second Closing (each, a “Closing”) at which the applicable Acquired Assets and Assumed Liabilities related thereto will transfer to Purchaser.
“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Constituent Documents” means, relative to a Person that is not a natural person, its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such entity’s capital securities or any rights relating to any such capital securities; in each of the foregoing cases, to which such Person is a party or bound.
“Contract” means all agreements, contracts, commitments and undertakings, written or oral, including any amendments thereto, to which any Person is a party, an obligor or a beneficiary, or by which any of its assets or properties is bound.
“Contract Equipment” is defined in Section 5.2(b).
“control” is defined in Section 10.1, “Affiliates”, of this Agreement.
“Correspondent Loan Purchase Agreement” means the Correspondent Loan Purchase Agreement to be executed by Purchaser and Seller as of the Initial Closing Date pertaining to the sale of jumbo construction-to-permanent loans, in form and substance mutually agreed by the Parties but consistent with the terms set forth on Exhibit F attached hereto.
“Data Room” means that certain electronic data room managed by Keefe, Bruyette & Woods for “Project Beacon”.
“Defense Assumption Right” is defined in Section 8.4(a) of this Agreement.
“Deferred Purchase Price Payment” is defined in Section 5.15(a) of this Agreement.
“Deposits and Prepaid Expenses” means all deposits (including security for rent, electricity, telephone or otherwise) and prepaid charges and expenses to the extent relating to the Acquired Assets and for which Purchaser has a right to recovery pursuant to the Lease and related Lease Assignment and Assumption Agreement, as the case may be, in each case as set forth on a statement to be delivered by Seller to Purchaser no later than three (3) Business Days prior to the applicable Closing.
“Effective Date” is defined in the introduction to this Agreement.
“Employee Benefit Plan” means each of Seller’s pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus, retention, change in control or other incentive plan (other than plans that are stock or equity-based), medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA (whether or not covered by or subject to ERISA) and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits.
“Employee Computers” means the laptop and personal computers listed on Exhibit A-2 and the Software imbedded on such computers, subject to the terms set forth on Exhibit L, and excluding any laptop or personal computers used by any Offered Employees who are not hired by Purchaser.
“Employment Agreement” the employment agreements for the Key Employees in form and substance mutually agreed upon by the Parties.
“Employment Matters” is defined in Section 3.10(b) of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means any and all assets of Seller other than the Acquired Assets, including all Seller Equipment Contracts and any Unlocked Pipeline Loans that do not become Transitioned Pipeline Loans.
“Excluded Liabilities” means any and all Liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities including; (a) any Liabilities relating to or arising out of the Excluded Assets; (b) any Liabilities for Taxes with respect to the Acquired Assets or the conduct of the business at the HomeStreet Offices that are attributable to a taxable period ending on or before the applicable Closing Date or to the portion of a Straddle Period through such applicable Closing Date; (c) any Liabilities related to or arising out of the (i) employment by Seller or termination of employment by Seller of any of Seller’s current or former employees (including, without limitation, the Offered Employees); (ii) worker’s compensation claims of any of Seller’s current or former employees which relate to events occurring prior to the applicable Closing; (iii) severance owed to any employee of Seller terminated in connection with the Transactions; or (iv) any Liabilities arising out of the matters described on Schedule 3.11(b)(i) which relate to events occurring prior to the applicable Closing; (d) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation, and performance of this Agreement or the Transaction Documents or the Transactions; (e) any Liability arising out of any Litigation pending as of Closing; (f) any Liability of any claim, suit, or other action by any stockholder or other equity holder of Seller relating to the Transactions; (g) any indebtedness of the Seller or otherwise related to the Business as of the applicable Closing; and (h) any Liability arising from or as a result of a breach or default by Seller of any Seller Equipment Contract prior to the applicable Closing, or failure of Seller to pay, perform or otherwise discharge any obligation under any Seller Equipment Contract, in each case arising prior to the applicable Closing.
“FLHB” means the Federal Home Loan Bank of Des Moines (or its predecessor in interest, the Federal Home Loan Bank of Seattle).
“FHLB Consent” means a written agreement duly executed by the FHLB (in form and substance acceptable to Purchaser in its reasonable discretion), under which the FHLB irrevocably (i) consents to the transfer of the Acquired Assets to Purchaser free and clear of any Liens held by it and (ii) releases any and all such Liens.
“Files and Records” means, subject to Section 5.7 of this Agreement, all original, or where not available, copies, of all books, files, records and other information of Seller relating to the Acquired Assets or the Assumed Liabilities, in any form or medium, but excluding Tax Returns of Seller.
“Financially Viable HomeStreet Office” means a State Licensed HomeStreet Office in which the Available for Work Loan Officers employed at such State Licensed HomeStreet Office, or that can be transferred to such State Licensed HomeStreet Office as of the applicable Closing, closed and funded Mortgage Loans with an aggregate Unpaid Principal Balance during the twelve (12) months preceding the Effective Date equal to or greater than the viability threshold for such HomeStreet Office set forth on Exhibit I hereto.
“Fixed Assets” means those items of furniture, fixtures, equipment, leasehold improvements, materials, supplies and other tangible personal property of Seller located at the HomeStreet Offices as set forth on Exhibits A-3a & A-3b.
“Fundamental Representations” means, (a) with respect to Seller’s representations and warranties, the representations and warranties set forth in Sections 3.1 (Organization; Authority), 3.3(a) (Title to Acquired Assets), 3.12 (Tax Matters), and 3.15 (Brokers); and (b) with respect to Purchaser’s representations and warranties, the representations and warranties set forth in Sections 4.1 (Organization and Qualification) and 4.4 (Brokers).
“GAAP” means generally accepted accounting principles.
“General Survival Period” is defined in Section 8.1 of this Agreement.
“Governmental Authority” means any government, any state or political subdivision thereof, any municipal, local, city, or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled by any of the foregoing.
“Hardware” shall mean network routers, network switches, wireless access points, televisions, computer monitors, docking stations, keyboards, and computer mice, if any, located at the HomeStreet Offices, and any Software installed thereon.
“Hire Date” means the date on which a Hired Employee commences employment with Purchaser.
“Hired Employee” means the Offered Employees that accept Purchaser’s offer of employment hereunder, and the Key Employees that execute Employment Agreements hereunder.
“HomeStreet Offices” means the home loan center office locations of Seller as set forth on Exhibit A-5.
“Independent Accountant” is defined in Section 2.4(a) of this Agreement.
“Initial Closing” is defined in Section 2.1(b) of this Agreement.
“Initial Closing Date” is defined in Section 2.1(b) of this Agreement.
“Investor” means any Person (including an Agency) having a beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.
“Key Employees” means those employees listed on Schedule 10.1(a).
“Knowledge” means, with (i) respect to Seller, the actual knowledge of Seller’s Chief Executive Officer, Executive Vice President and Chief Financial Officer, General Counsel (or chief legal officer), Senior Executive Vice President and Director of Single Family Lending and Executive Vice President and Director of Human Resources, in each instance after due inquiry of such person’s direct reporting personnel with responsibility for such departments; and (ii) with respect to Purchaser, the actual knowledge of Purchaser’s Chief Executive Officer, President, and General Counsel (or chief legal officer), in each instance after due inquiry of such person’s direct reporting personnel with responsibility for such departments.
“Law” means any code, law (including common law), ordinance, regulation, code, rule, or statute applicable to a Person or its assets, including those promulgated, interpreted or enforced by any Governmental Authority including, without limitation, those relating to consumer credit and mortgage lending.
“Lease Assignment and Assumption Agreement” means the assignment and assumption agreement related to each of the Leases to be assigned to Purchaser, either: (i) substantially in the form attached hereto as Exhibit D, to be entered into by Seller and Purchaser, or (ii) in such other form as may be required by a landlord and agreed to by Seller and Purchaser, subject to in either case, for each applicable HomeStreet Office, a landlord’s consent to effect the assignment of such Lease to Purchaser.
“Leases” means the leases, subleases or licenses for each of the HomeStreet Offices.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, secured or unsecured, and whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, or known or unknown.
“License” means any license, permit, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.
“License Required Employee” means any Offered Employee that is required by applicable Law to be State Licensed to originate Mortgage Loans for Purchaser.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.
“Litigation” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, proceeding, litigation, summons, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Loan Officer” means any Offered Employee who, as an employee of Purchaser, would be required to be State Licensed by an applicable state to originate Mortgage Loans, including loan officer assistants and Sales Managers, as applicable.
“Losses” means any direct losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees or expenses (including reasonable attorneys’ fees) that are actually incurred, but excluding special, indirect consequential or punitive damages or damages for lost profits other than as actually awarded to third parties.
“Material Adverse Effect” means any change, event, fact, condition, inaccuracy or circumstance that, individually or in the aggregate, has prevented or materially impaired, or would reasonably be expected to prevent or materially impair (a) the Business; (b) the value of the Acquired Assets (taken as a whole); or (c) the ability of the Parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing, any change directly or indirectly arising out of or attributable to any of the following, alone or in the aggregate, shall not be deemed to be a “Material Adverse Effect”: (i) changes, after the date hereof, in general economic, legal, regulatory or political conditions (except to the extent such changes have a disproportionate effect on the Acquired Assets or the ability of the Parties to consummate the transactions contemplated hereby), (ii) changes, after the date hereof, in prevailing interest rates, (iii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iv) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (v) changes, after the date hereof, in global, national or regional political conditions or in general US. National or regional or global economic or market conditions affecting banks or their holding companies generally, including changes in interest rates or exchange rates or in credit availability and liquidity, (vi) execution, announcement or consummation of the Transactions, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the HomeStreet Offices, (vii) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Acquired Assets or Assumed Liabilities, or (viii) actions by either of the Parties taken pursuant to the express requirements of this Agreement.
“Mortgage” means, with respect to a Mortgage Loan, the obligations created by any Mortgage Instrument reflecting a Lien upon real property and any other property described in such Mortgage Instrument and securing payment by a Mortgagor under a Mortgage Note.
“Mortgage Instrument” means any deed of trust, security deed, mortgage, security agreement or any other instrument that constitutes a lien on real estate securing payment by a Mortgagor of a Mortgage Note.
“Mortgage Loan” means any loan that is, or upon closing or funding will be, evidenced by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Note.
“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of Indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.
“Mortgagor” means, with respect to a Mortgage Loan, the obligor(s) (including any lessee(s), borrower(s) or guarantor(s)) on a Mortgage Note or under a Mortgage Loan.
“NDA” is defined in Section 5.3 of this Agreement.
“Net Book Value” means an amount equal to the book value of the Acquired Assets as of the month-end immediately prior to the applicable Closing Date, calculated in accordance with GAAP applied in a manner consistent with Seller’s Files and Records from and after February 28, 2019, and consistent with the procedures, assumptions and methodologies set forth on, or used in the calculation of, the sample calculation of Net Book Value attached hereto as Exhibit E, it being agreed (i) that in no event shall the value of any Acquired Asset be more than the amount set forth with respect to such Acquired Asset on Exhibit E and (ii) Net Book Value shall be reduced by the cost of any Employee Computers (as set forth on Exhibit A-2) that do not actually transfer to Purchaser under this Agreement.
“Offered Employee” is defined in Section 6.1(a) of this Agreement.
“Order” means any decree, injunction, judgment, order, ruling, writ, decision or administrative decision or award of any Governmental Authority, arbitrator, to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.
“Party” means each of Purchaser and Seller, and “Parties” means Seller and Purchaser, collectively.
“Patents” is defined in Section 10.1, “Intellectual Property”, of this Agreement.
“Permitted Liens” means those Liens that include (a) any statutory lien for Taxes or other payments that are not yet due and payable or are not yet delinquent, and/or are being contested in good faith and for which adequate reserves have been made; (b) mechanic’s, materialmen’s, carriers’, repairers’ and other liens for amounts that are not yet delinquent or are being contested in good faith; (c) encumbrances and restrictions on real property (including, but not limited to, easements, covenants, conditions, rights of way and similar restrictions) that do not interfere with the Business’ present uses or occupancy of such real property; (d) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon; and (e) any right, interest, lien or title of a lessor or sublessor under a Lease.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“Pipeline Loan Regulations” means (i) applicable federal, state and local Laws applicable to the origination of any Unlocked Pipeline Loan, including Laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, equal credit opportunity and adjustable rate mortgages, and (ii) applicable Orders with respect to Seller pertaining to the Unlocked Pipeline Loans.
“Postage Equipment” is defined in Section 5.2(b) of this Agreement.
“Primary Region” means, collectively, the HomeStreet Offices listed on Exhibit J in the areas of North Puget Sound, South Puget Sound, Mountain West, Southwest Washington and Oregon.
“Privacy Laws” means all Laws concerning the privacy or security of personally identifiable information and all regulations promulgated and guidance issued by Governmental Authorities thereunder, including, the Federal Trade Commission Act, the Computer Fraud and Abuse Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security Laws, state social security number protection Laws, state data breach notification Law.
“Property Taxes” is defined in Section 8.6(a) of this Agreement.
“Purchase Price” is defined in Section 2.3 of this Agreement.
“Purchaser” is defined in the Preamble.
“Purchaser Approvals” is defined in Section 4.2 of this Agreement.
“Purchaser Equipment Contracts” is defined in Section 5.2(b) of this Agreement.
“Purchaser Indemnified Parties” is defined in Section 8.2 of this Agreement.
“Purchaser Retention Agreements” is defined in Section 5.14(a) of this Agreement,
“Required Consents” has the meaning set forth in Section 3.2(b) of this Agreement.
“Restricted Period” is defined in Section 5.4 of this Agreement.
“Retention Reduction to Purchase Price” is defined in Section 2.3(a) of this Agreement.
“Sales Manager” means each Offered Employee who will act as a “sales manager” of an acquired HomeStreet Office after the Initial Closing Date or Second Closing Date, as applicable.
“Schedule” or “Schedules” is defined in Section 10.13 of this Agreement.
“Seller” is defined in the Preamble.
“Seller Closing Certificate” means a certificate, dated the applicable Closing Date, and signed by a duly authorized officer of Seller, certifying that (a) each of the conditions set forth in Sections 7.2(b)(i) and (ii) have been satisfied with respect to such Closing, and (b) Seller waives any non-solicit, no-hire, non-competition, and proprietary rights and other similar covenants, if any, in all employment agreements with the Hired Employees with respect to their employment by Seller from and after the applicable Hire Date.

For avoidance of doubt, any agreement that limits a Hired Employee’s ability to solicit employees of Seller who are still employed by Seller shall remain in full force and effect.
“Seller Equipment Contracts” is defined in Section 5.2(b) of this Agreement.
“Seller Indemnified Parties” is defined in Section 8.3 of this Agreement.
“Solicitation Action” is defined in Section 5.7(b) of this Agreement.
“Software” means, subject to Section 5.7 of this Agreement, all electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management, computer programs, operating systems, applications, firmware, and other such applications and software, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.
“Special Survival Period” is defined in Section 8.1 of this Agreement.
“State Licensed” means, (a) with respect to any Loan Officer, the status of being duly licensed to perform his or her duties for an independent mortgage originator in accordance with the Secure and Fair Enforcement for Mortgage Licensing Act in one or more states in which such person originates Mortgage Loans before the applicable Closing; and (b) with respect to any HomeStreet Office, status of being duly licensed as a residential mortgage branch office by the applicable state regulatory authorities in each of the applicable states as of the applicable Closing.
“Sublease Agreements” means, collectively, the sublease agreements with respect to the Leases for HomeStreet Offices (i) that cannot be assigned to Purchaser as of the applicable Closing, (ii) which involve space that will be shared post-Closing by Seller and Purchaser as indicated on Schedule 3.6(a), or (iii) for which Seller cannot obtain a release from Liabilities accruing and arising from and after the applicable Closing for post-Closing periods (either by the terms of the Lease or by agreement with the Landlord), in each case to be entered into by Seller and Purchaser as of the applicable Closing, in respect of the sublease by Purchaser of the HomeStreet Offices, which subleases shall be on substantially equivalent terms to those in Seller’s Lease but limited to the remaining portion of the currently existing term with no options to extend the term, and which subleases shall provide that unless Purchaser is actively negotiating a renewal of the current term with the applicable landlord as of one month prior to the expiration of the current term, the term of such sublease shall terminate one month prior to the end of the current term, and in each case on other terms mutually agreed upon by the Parties.
“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including in respect of income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any interest, penalties, and additions imposed thereon or with respect thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Benefit” is defined in Section 8.5(i) of this Agreement.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination” is defined in Section 6.1(b) of this Agreement.
“Termination Costs” is defined in Section 6.1(b) of this Agreement.
“Total Licensed Volume” means, as of any date of determination, the aggregate Unpaid Principal Balance of all Mortgage Loans closed and funded by the Loan Officers in the Primary Region during the twelve (12) months preceding the Effective Date in the states in which such Loan Officers have become State Licensed on or prior to such date, excluding any Bank Portfolio Production.
“Total Volume” means the aggregate Unpaid Principal Balance of all Mortgage Loans closed and funded by the Loan Officers during the twelve (12) months preceding the Effective Date in all HomeStreet Offices in the Primary Region, excluding any Bank Portfolio Production.
“Trailing Total Volume” means the aggregate Unpaid Principal Balance of all Mortgage Loans, excluding Bank Portfolio Production, closed and funded during the twelve (12) months following the Initial Closing Date by the Hired Employees whose primary office location prior to the applicable Hire Date was located in the Primary Region.
“Transaction Documents” means the Assignment and Assumption Agreement(s), the Bill(s) of Sale, the Lease Assignment and Assumption Agreement(s), the Transition Services Agreement, the Sublease Agreements, and the Correspondent Loan Purchase Agreement, if applicable.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transfer Taxes” has the meaning set forth in Section 8.8(b) of this Agreement.
“Transition Services Agreement” means the Transition Services Agreement to be executed by Purchaser and Seller as of the Initial Closing Date in form and substance mutually agreed by the Parties but consistent with the terms set forth on Exhibit G attached hereto.
“Transitioned Pipeline Loans” means any Unlocked Pipeline Loan that is transferred, with the related Loan Officer, to Purchaser hereunder.
“Unpaid Principle Balance” means, with respect to each Mortgage Loan, as of the applicable origination date, the initial principal balance.
“Unlocked Pipeline Loans” means the applications for Mortgage Loans (including pre-qualification applications) taken by Loan Officers of Seller and entered into the pipeline tracking system of the Seller prior to the third (3rd) Business Day prior to the applicable Closing Date, in each case, which are active but not locked, closed or funded before such time.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar applicable state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Wireless Equipment” is defined in Section 5.2(b) of this Agreement.
Section 10.2    Governing Law; Venue. This Agreement and the Transaction Documents shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state. Any lawsuit or other legal action instituted by any Party hereto in connection with this Agreement shall be brought in a federal or state court of appropriate jurisdiction in New York, New York.

Section 10.3    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, regardless of whether the Transactions are consummated, Seller and Purchaser each shall pay their own legal fees, charges and expenses incurred in connection with the negotiation and drafting of this Agreement, the Transaction Documents, and the Transactions.

Section 10.4    Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by email or telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by email or facsimile transmission with confirmation of transmission, as follows:

If to Seller:
HomeStreet Bank
601 Union Street, Suite 2000
Seattle, Washington 98101
Attention: Mark K. Mason
Telephone: 206.442.5380
Email: mark.mason@homestreet.com

with a mandatory copy (which shall not constitute notice) to:
HomeStreet Bank
601 Union Street, Suite 2000
Seattle, Washington 98101
Attention: General Counsel Godfrey Evans
Telephone: 206.389.7763
Email: godfrey.evans@homestreet.com

If to Purchaser:

HomeBridge Financial Services, Inc.
194 Wood Avenue South, Ninth Floor
Iselin, New Jersey 08830
Attention: Peter Norden, Chief Executive Officer
Email: pnorden@homebridge.com

with a mandatory copy (which shall not constitute notice) to:
Zukerman Gore Brandeis & Crossman, LLP
Eleven Times Square
15th Floor
New York, New York 10036
Attention: Nathaniel S. Gore, Esq.
E-mail: ngore@zukermangore.com

or to such other address as the Parties hereto may designate in writing to the other in accordance with this Section 10.4. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other Party in the manner above provided for giving notice. If delivered personally, by courier or by mail, the date on which the notice is delivered or received shall be deemed to be the date of delivery or, if delivered by email or facsimile transmission, the date on which the notice is sent shall be deemed to be the date of delivery.
Section 10.5    Assignment; Successors. This Agreement shall not be assignable by any of the Parties hereto without the prior written consent of the other Party. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any Person acquiring all or substantially all of the equity interests or assets of any Party hereto.

Section 10.6    No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, except in respect of indemnification in favor of the Parties’ Affiliates and their respective stockholders, directors, officers, employees, and representatives pursuant to Sections 8.2 and 8.3, and they shall not be construed as conferring any right as a third party beneficiary on any other Persons (including, without limitation, any Key Employee).

Section 10.7    Headings; Construction; Interpretation.

(a)    The table of contents and the captions and section headings contained in this Agreement are for reference only, are not a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b)    Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Seller, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of the Parties.

Section 10.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.9    Integration of Agreement.

(a)    This Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(b)    Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy of any warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

Section 10.10    Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement.

Section 10.11    Public Announcements. Seller and Purchaser will use commercially reasonable efforts to consult with each other before issuing any press releases or otherwise making any public statements or filings with Governmental Authorities with respect to this Agreement or the transactions contemplated hereby; provided, however, that neither Party shall be prohibited from making any disclosure that such Party has reasonably determined, in consultation with legal counsel, is necessary to comply with federal or state regulatory requirements or federal securities laws and regulations. The Parties will work in good faith to agree to the substance of a press release to be released by Seller promptly following the Initial Closing.

Section 10.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.13    Schedules.

(a)The term “Schedules” means that certain document attached hereto (as may be modified from time to time in accordance with the terms hereof) identified as the Schedules, dated as of the date hereof, delivered by Seller to Purchaser in connection with this Agreement. Each Section in the Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent. It is specifically acknowledged that the Schedule may expressly provide exceptions to a particular Section of Article 3 notwithstanding that the Section does not state “except as set forth on Schedule ‘__’” or words of similar effect.

(b)Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(c)Each Section of the Schedules is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Schedules are included notwithstanding that, because they do not rise above applicable materiality thresholds, they may not be required by the terms of this Agreement to be set forth herein. All attachments to the Schedules are incorporated by reference into the Section of the Schedules in which they are referenced

[Signature page follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed as of the day and year first above written.

PURCHASER: HOMEBRIDGE FINANCIAL SERVICES, INC.
By: /s/ Peter Norden Name: Peter Norden Title: Chief Executive Officer

SELLER: HOMESTREET BANK
By: /s/ Mark K. Mason Name: Mark K. Mason Title: President and CEO

Signature Page to Purchase and Assumption Agreement